Issuer Free Writing Prospectus dated September 4, 2014 (To Preliminary Prospectus Supplement dated September 4, 2014) Filed Pursuant to Rule 433 Registration Statement No. 333-198571

MICHAEL KORS

MICHAEL KORS HOLDINGS LIMITED LAUNCHES SECONDARY PUBLIC OFFERING;

ANNOUNCES RESIGNATION OF LAWRENCE STROLL AND SILAS CHOU FROM BOARD OF DIRECTORS

Hong Kong — September 4, 2014 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”) today announced that it has launched a secondary public offering of ordinary shares pursuant to a shelf registration statement on Form S-3 filed today with the U.S. Securities and Exchange Commission (the “SEC”) on behalf of Sportswear Holdings Limited, one of its principal founding shareholders, for the offering of 11,629,627 ordinary shares (representing all of the ordinary shares held by Sportswear Holdings Limited). The Company will not receive any proceeds from the sale of ordinary shares by the selling shareholder. The shelf registration statement relating to these securities was effective upon filing with the SEC.

Effective as of the closing date of the offering, Lawrence Stroll and Silas Chou will resign from the Company’s Board of Directors. Following their resignation, the Company’s Board will be comprised of seven directors (five of whom are independent).

“Over the past 10 years, Michael Kors has become one of the leading luxury brands in the world,” said John D. Idol, Chairman and Chief Executive Officer. “The vision for this success has been shared and supported by Lawrence Stroll and Silas Chou, as original majority shareholders of the Company. We look forward to our continued business relationship with them through their ownership interest in Michael Kors Far East Holdings Limited. On behalf of Michael, myself and our entire Board, I would like to thank Lawrence and Silas for their significant contributions to our success. We believe we have a bright future ahead with continued opportunity for growth.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the registration statement can be accessed through the SEC’s website at www.sec.gov.

J.P. Morgan Securities LLC will act as sole book-running manager for the offering. The offering will be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-866-803-9204.

About Michael Kors Holdings

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

MICHAEL KORS

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 (File No. 001-35368), filed on May 28, 2014 with the U.S. Securities and Exchange Commission.

CONTACTS:

Investor Relations:

Michael Kors Holdings Limited

Krystyna Lack - VP, Treasurer

201-691-6133

InvestorRelations@MichaelKors.com

ICR, Inc.

Jean Fontana

203-682-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

203-682-8224

KorsPR@icrinc.com